SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[_]  Soliciting Material under § 240.14a-12

ADAMS GOLF, INC.
 (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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B.H. (Barney) Adams
Chairman of the Board

Adams Golf, Inc.
300 Delaware Avenue, Suite 572
Wilmington, Delaware 19801

April 7, 2004

Dear Adams Golf Stockholder:

I am pleased to invite you to Adams Golf’s Annual Meeting of Stockholders.  The meeting will be held at 10:00 a.m. central daylight time on Thursday, May 13, 2004 at Adams Golf’s offices, 2801 East Plano Parkway, Plano, Texas.

At the meeting, you and the other stockholders will be asked to (1) re-elect three directors to the Adams Golf Board, and (2) ratify the appointment of KBA Group LLP as our independent auditors for the current fiscal year.  You will also have the opportunity to hear what has happened in our business in the past year and to ask questions.  You will find other detailed information about Adams Golf and its operations, including its audited consolidated financial statements, in the enclosed Annual Report.

We hope you can join us on May 13th.  Whether or not you can attend, please read the enclosed Proxy Statement.  When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope.  Your vote is important, so please return your proxy promptly.

Yours truly,

B.H. (Barney) Adams

Adams Golf, Inc.
300 Delaware Avenue, Suite 572
Wilmington, Delaware 19801

April 7, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2004

Adams Golf will hold its Annual Meeting of Stockholders at the offices of Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, Texas, on Thursday, May 13, 2004 at 10:00 a.m. central daylight time.

We are holding this meeting:

•	to re-elect three Class III directors to serve until the 2007 Annual Meeting of Stockholders; and

•	to ratify the appointment of KBA Group LLP as our independent auditors for the year ending December 31, 2004.

Your Board of Directors has selected March 26, 2004 as the record date for determining stockholders entitled to vote at the meeting.  A list of stockholders on that date will be available for inspection at Adams Golf, Ltd., 2801 East Plano Parkway, Plano, Texas for at least ten days before the meeting.

This Notice of Annual Meeting, Proxy Statement, Proxy and Adams Golf’s 2003 Annual Report to Stockholders are being distributed on or about April 7, 2004.

By Order of the Board of Directors,

Eric Logan
Secretary

ADAMS GOLF, INC.

Proxy Statement
for the
Annual Meeting
to be held
May 13, 2004

This Proxy Statement and Form of Proxy are being distributed on or about April 7, 2004

Please see the back cover of this Proxy Statement for directions to the Annual Meeting.

GENERAL INFORMATION

1.    Who is soliciting my proxy?

      We, the Board of Directors of Adams Golf, are sending you this Proxy Statement in connection with our solicitation of proxies for use at Adams Golf’s 2004 Annual Meeting of Stockholders.  Certain directors, officers and employees of Adams Golf may also solicit proxies on our behalf by mail, phone, fax or in person.

2.    Who is paying for this solicitation?

      Adams Golf will pay for the solicitation of proxies.  Adams Golf will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of Adams Golf common stock.

3.    What am I voting on?

      Two items:  (1) the re-election of B.H. Adams, Paul F. Brown, Jr. and Mark R. Mulvoy to the Board of Directors, and (2) the ratification of KBA Group LLP as our independent auditors for the current fiscal year.

4.    Who can vote?

      Only those who owned common stock at the close of business on March 26, 2004, the record date for the Annual Meeting, can vote.  If you owned common stock on the record date, you have one vote per share for each matter presented at the Annual Meeting.

5.    How do I vote?

      You may vote your shares either in person or by proxy.  To vote by proxy, you should mark, date, sign and mail the enclosed prepaid envelope.  Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person - - by voting you automatically revoke your proxy.  You also may revoke your proxy at any time before the voting by giving the secretary of Adams Golf written notice of your revocation or by submitting a later-dated proxy.  If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the nominees for director, and FOR ratification of KBA as our independent auditors.

6.    What constitutes a quorum?

      Voting can take place at the Annual Meeting only if stockholders owning a majority of the voting power of the common stock (that is, a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies.  On the record date, we had 22,502,071 voting shares of common stock outstanding with each share entitled to one vote.  Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the meeting to proceed.  A broker non-vote results from a situation in which a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that it lacks discretionary authority to vote your shares.

7.    What vote of the stockholders will result in the matter being passed?

      Election of Directors.  Directors need the affirmative vote of holders of a plurality of the voting power present to be elected.  At this year’s meeting, the nominees receiving the greatest number of votes will be deemed to have received a plurality of the voting power present.  Neither abstentions nor broker non-votes will have any effect on the election of directors.

      Ratification of KBA.  Stockholders holding a majority of the shares represented in person, or by proxy, at the upcoming Annual Meeting must affirmatively vote to ratify KBA as our independent auditors for the current fiscal year.  Abstentions continue to have the same effect as votes “against” the proposal and broker non-votes continue to have no effect at all.

8.    How does the Board recommend that we vote on the matters proposed?

      The Board of Directors of Adams Golf unanimously recommends that stockholders vote FOR each of the proposals submitted at the upcoming Annual Meeting.

9.    Will there be other matters proposed at the 2004 Annual Meeting?

      Adams Golf’s By-laws limit the matters presented at the upcoming Annual Meeting to those in the notice of the meeting, those otherwise properly presented by the Board of Directors, and those presented by the stockholders so long as the stockholders give the secretary written notice of the matter on or before February 1, 2004.  We do not expect any matters other than those described in this proxy statement to come before the meeting.  If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

10.   When are 2005 stockholder proposals due if they are to be included in our proxy materials?

      To be considered for presentation at Adams Golf’s 2005 Annual Meeting of Stockholders and included in our proxy statement, a stockholder proposal must be received at Adams Golf’s offices no later than December 8, 2004.  To curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested.

ITEM 1.
ELECTION OF DIRECTORS

      The Board of Directors of Adams Golf has currently set the number of directors constituting the whole Board at seven. One Board position in Class II is currently vacant.  As established by our Amended and Restated Certificate of Incorporation, these directors are divided into three classes serving staggered three-year terms.  At the upcoming Annual Meeting, you and the other stockholders will elect three individuals to serve as Class III directors whose terms will expire at the 2007 Annual Meeting.  The nominees for this position, Mr. Adams, Mr. Brown and Mr. Mulvoy, currently serve on our Board of Directors.

      The individuals named as proxies will vote the enclosed proxy FOR the election of each of the nominees unless you direct them to withhold your votes.  If a nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute, or we may reduce the number of members of the Board.

      We recommend a vote FOR each of the nominees.

      Below are the names and ages of the nominees for Class III director, the Class II and Class I directors, the years they became directors, their principal occupations or employment for at least the past five years, and certain of their directorships, if any.

Nominees for Election to a Three-Year Term Ending with the 2007 Annual Meeting
Class III Directors

•

B.H. (Barney) Adams – Age 65, a director since 1987.  Mr. Adams founded Adams Golf in 1987 and has served as our Chairman of the Board since that time.  Mr. Adams served as our Chief Executive Officer from 1987 until January 2002, and as our President until August 2000.  Mr. Adams is the inventor of the Tight Lies Fairway Wood.

•

Paul F. Brown, Jr. – Age 57, a director since August 1995.  Since 1990, Mr. Brown has been the Vice President, Finance and Chief Financial Officer of Royal Holding Company, a privately owned investment company whose primary business is in the exploration, development and production of crude oil and natural gas.

•

Mark R. Mulvoy – Age 62, a director since April 1998.  Mr. Mulvoy is a retired executive of Sports Illustrated magazine where he was employed from 1965 to 1996.  He was Managing Editor of Sports Illustrated from 1984 through 1996 and Publisher from 1990 to 1992.

Director Continuing in Office Until the 2006 Annual Meeting of Stockholders
Class II Director

•

Oliver G. Brewer III – Age 40, a director since October 2000.  Mr. Brewer has served as the President and Chief Executive Officer of Adams Golf since January 2002.  He was our President and Chief Operating Officer from August 2000 to January 2002 and our Senior Vice President of Sales and Marketing from September 1998 to August 2000.  From July

1997 through August 1998, Mr. Brewer was Vice President of Sales and Marketing of Mead Containerboard, a division of Mead Corporation.

Directors Continuing in Office Until the 2005 Annual Meeting of Stockholders
Class I Directors

•

Stephen R. Patchin – Age 45, a director since October 1993.  Mr. Patchin has served as President and Chief Executive Officer of Royal Oil and Gas Corp., an oil and gas exploration and production company and wholly owned subsidiary of Royal Holding Company, since June 1985 and as President and Chief Executive Officer of Royal Holding Company, Inc. since February 1990.

•

Robert D. Rogers – Age 68, a director since February 2004.  Mr. Rogers is a Director of Texas Industries, Inc. and has been President and CEO of Texas Industries since 1970.  Mr. Rogers is also a Director of CNF Inc. and is a member of the Executive Board for Southern Methodist University Cox School of Business.

Compensation of Directors

      Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives a quarterly director fee of $ 5,000 plus $ 1,000 per Board meeting attended in person or by telephone.  In addition, each non-employee director serving as a chairperson of any committee of the Board receives an additional $ 1,000 per quarter provided such person serves in such capacity for at least one month during that quarter.  During the year ended December 31, 2003, we paid our directors an aggregate of $ 118,000 in director fees.

      Our directors are also entitled to participate in our 2002 Equity Incentive Plan.  During the year ended December 31, 2003, our Board of Directors approved a one-time grant of 50,000 options each to Messrs. Brown, Patchin and Mulvoy at an exercise price per share of $ 0.31.  These options vest in four equal installments beginning on the first anniversary of the grant date of February 14, 2003 and continuing on successive anniversaries thereafter.  The options have a ten-year term expiring on February 14, 2013.

Committees of the Board of Directors; Meetings

      Adams Golf has two standing committees, namely the Audit Committee and the Compensation Committee.

The Audit Committee

•

Meets periodically with our independent auditors to review the general scope of audit coverage, including consideration of our accounting practices and procedures, our system of internal accounting controls, and financial reporting.

•	Makes recommendations to the Board of Directors with respect to the appointment of our independent auditors.

During the fiscal year ended December 31, 2003, the members of the Audit Committee were Paul F. Brown, Jr., Mark R. Mulvoy and Robert F. MacNally.  Mr. MacNally passed away on December 31, 2003.  On February 10, 2004, our Board of Directors elected Robert D. Rogers to fill the Board position previously held by Mr. MacNally and to serve on our Audit Committee. The Audit Committee met four times in 2003.

Currently, we do not have an individual serving as the Audit Committee Financial Expert.  Our Board is currently exploring its options as it relates to the appointment of an individual to serve as our Audit Committee Financial Expert.

Audit Fees

For fiscal year 2003, KPMG, our independent public accountants, billed us an aggregate of $ 118,500 for professional services rendered for the audit of our consolidated financial statements for such period included in our Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  The amount billed by KPMG for the same services relating to fiscal year 2002 was $ 136,500.

Tax Fees

In 2003, we were billed $ 1,766 by KPMG for tax work related to statutory compliance with certain local and international taxing authorities.  We were billed $ 18,510 by KPMG for similar services performed in 2002.

All Other Fees

KPMG billed us $ 10,000 in 2003 and $ 10,000 in 2002 for non-audit related work consisting of an audit of our 401K plan.

The Audit Committee determined that KPMG retained its independence. In making its determination regarding the independence of KPMG, the Audit Committee considered whether the provision of the services covered in the section herein regarding “Audit and Non-Audit Fees” was compatible with maintaining such independence.  All services to be performed for us by our independent public accountants must be pre-approved by the Audit Committee, which has chosen not to adopt any pre-approval policies for enumerated services and situations, but instead has retained the sole authority for such approvals.

The Compensation Committee

•	Recommends to the Board of Directors annual salaries for senior management.

•	Recommends to the Board of Directors the administration and grant of awards under Adams Golf’s 2002 Equity Incentive Plan.

During the fiscal year ended December 31, 2003, the members of the Compensation Committee were Mark R. Mulvoy and Stephen R. Patchin.  The Compensation Committee met twice in 2003.

Nominating Procedures

          We do not currently have a standing nominating committee or a charter with respect to the nominating process.  Our Board of Directors believes that it is not necessary to have such a committee because the Board’s size and composition allow it to adequately identify and evaluate qualified candidates for directors.  However, our Board of Directors may consider appointing such a committee at some time in the future.  Currently, all of our directors would participate in the consideration of director nominees.  Subject to the rights of the holders of Preferred Stock or any other class of capital stock of the Corporation (other than Common Stock), or any series of the foregoing that has been outstanding, nominations for the election of directors may be made by our Board of Directors, any committee appointed by our Board, or by any stockholder entitled to vote for the election of directors.  Specific instructions for stockholder nominations can be found on page 21 of this Proxy Statement.  Each of our directors, with the exception of Messrs. Adams, Patchin, Brown, and Brewer are independent as defined under the rules of the Nasdaq Stock Market.  If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Board of Directors and all directors would participate in the selection of a person to fill each such vacancy.

          Our Board of Directors evaluates candidates based on financial literacy, knowledge of our industry or other background relevant to our needs, status as one of our stockholders, “independence” for purposes of compliance with the rules of the SEC and Nasdaq, moral character and willingness, ability and availability for service.  Aside from the qualities stated above, our Board does not have a set of minimum qualifications that must be met by director nominees.

          We have not paid fees to any third party to assist in the process of identifying or evaluating director candidates.  Because we do not have a standing nominating committee, this year’s nominees (all of whom are currently serving as directors) were selected for re-election by our entire Board.

Entire Board

During the year ended December 31, 2003, the entire Board of Directors of Adams Golf met four times.  During fiscal 2003, each director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served.  All of our directors attended the Annual Stockholders’ Meeting in 2003.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees. To receive a copy of our Code of Conduct, please contact Ms. Patty Walsh, Director of Investor Relations at (972) 673-9000.  Subsequent amendments and waivers to our code of conduct will be disclosed as an Item 10 disclosure in a Current Report on Form 8-K.

STOCK OWNERSHIP
Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

      This table shows, as of March 26, 2004, the beneficial ownership of Adams Golf common stock by (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each director; (3) each “Named Executive Officer” set forth in the Summary Compensation Table on page 10; and (4) all directors and executive officers as a group.  The address of each executive officer and director is c/o Adams Golf, Ltd., 2801 East Plano Parkway, Plano, Texas 75074.

	Amount and Nature of Common Stock Beneficially Owned (1)

Name of Beneficial Owners	Number of Shares Beneficially Owned		Right to Acquire (2)	Percent of Class (3)

Beneficial Owners of 5% or More of Our Common Stock
Royal Holding Company, Inc	6,374,511	(4)	0	28.3%
Roland E. Casati	1,838,600	(5)	0	8.2
Finis F. Conner	1,554,221	(6)	0	6.9
Directors and Named Executive Officers
B.H. Adams	3,158,743	(7)	0	14.0
Paul F. Brown, Jr.	6,384,511	(8)	27,500	28.5
Mark R. Mulvoy	1,000		37,500	*
Stephen R. Patchin	6,374,511	(9)	27,500	28.4
Robert D. Rogers	5,000	(10)	0	*
Oliver G. Brewer III	10,000		2,204,007	9.0
D. Keith Ford	0		0	0
Eric Logan	0		0	0
All Directors and Named Executive Officers as a Group (8 persons)	9,559,254		2,296,507	47.8

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
(2)

Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 26, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.

(3)	Applicable percentage of ownership is based on 22,502,071 voting shares of common stock outstanding on March 26, 2004.
(4)	The address for Royal Holding Company, Inc. is 300 Delaware Avenue, Suite 306, Wilmington, Delaware 19801.
(5)	The address for Mr. Casati is Continental Offices, Ltd., 2700 River Road, Suite 211, Des Plaines, IL 60018.
(6)

The shares of common stock beneficially owned by Mr. Conner are held directly by the Conner Family Trust DTD 2/23/91 (the “Trust”) of which Mr. Conner is co-trustee and co-beneficiary.  The address for Mr. Conner and the Trust is P.O. Box S-3115, Carmel, CA 93921.

(7)	Includes 3,158,743 shares Mr. Adams holds jointly with Jackie Adams, his spouse.
(8)

Represents (a) 10,000 shares Mr. Brown holds jointly with Diane L. Brown, his spouse; and (b) 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc.  Mr. Brown is the Chief Financial Officer and Vice President-Finance of Royal Holding Company, Inc. and by virtue of this position may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock.  Mr. Brown disclaims beneficial ownership of the shares of common stock held by Royal.

(9)

Represents 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc.  Mr. Patchin is the Chief Executive Officer and President of Royal Holding Company, Inc. and by virtue of this position may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock.  Mr. Patchin disclaims beneficial ownership of the shares of common stock held by Royal.

(10)	Represents shares of common stock held by a trust for which Mr. Rogers has sole voting and dispositive power over the shares held by the trust.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Adams Golf’s common stock must report their initial ownership of the common stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports.  Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2003.

MANAGEMENT

Executive Officers

      Below are the names and ages of the executive officers of Adams Golf and a brief description of their prior experience and qualifications.

•	B.H. (Barney) Adams – Please see biography of Mr. Adams on page 3.

•	Oliver G. Brewer III – Please see biography of Mr. Brewer on page 3.

•

Eric T. Logan – Age 38.  Mr. Logan has served as Senior Vice President and Chief Financial Officer of Adams Golf since October 2003.  He was U.S. Chief Financial Officer of Daiseytek International from September 2002 to May 2003 and Chief Financial Officer of Daiseytek International from May 2003 to October 2003.  From May 2001 to July 2002, Mr. Logan was Vice President, Finance and Planning for CompX International, Inc.  He was Controller for ServiceLane.com, an Internet driven home improvement company, from July 2000 through May 2001, and Chief Operations Officer for LoanSurfer.com LLC from October 1999 through July 2000.  From January 1998 until October 1999, Mr. Logan was Senior Director of Planning at Ameriserve.

Compensation of Executive Officers

      The following table shows for the fiscal years ended December 31, 2001, 2002 and 2003, compensation awarded, paid to, or earned by, (i) our Chief Executive Officer; (ii) our other most highly compensated individuals who were serving as executive officers as of December 31, 2003, and (iii) one of our most highly compensated executive officers who was not serving in that capacity on December 31, 2003.

Summary Compensation Table

		Annual Compensation			Long Term Compen- sation Awards

Name and Principal Positions	Year	Salary		Bonus	Securities Underlying Options (#)	All Other Compen- sation (1)

B.H. Adams	2003	$240,000		$100,000	—	$2,406
Chairman of the Board	2002	289,530		—	—	3,406
	2001	301,803		96,240	—	3,564

Oliver G. Brewer III	2003	250,000		187,500	869,007	540
President and	2002	250,000		62,500	975,000	502
Chief Executive Officer	2001	200,000		50,000	80,000	486

D. Keith Ford (2)	2003	89,327	(3)	—	—	259
Vice President,	2002	800	(4)	—	—	—
Chief Financial Officer,	2001	—		—	—	—
Secretary and Treasurer

Eric Logan	2003	38,478	(5)	—	100,000	81
Senior Vice President,	2002	—		—	—	—
Chief Financial Officer,	2001	—		—	—	—
Secretary and Treasurer

(1)	In each case represents group life insurance premiums paid on behalf of such officer.
(2)	Mr. Ford left Adams Golf in May 2003.
(3)	Mr. Ford’s annualized salary for 2003 was $ 150,000.
(4)	Mr. Ford became employed by Adams Golf in December 2002. Mr. Ford’s annualized salary for 2002 was $ 150,000.
(5)	Mr. Logan became employed by Adams Golf in October 2003. Mr. Logan’s annualized salary for 2003 was $ 175,000.

Option Grants in 2003

Name	Date of Grant	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise Price per Share	Expiration Date	Grant Date Present Value (2)

Oliver G. Brewer III	2/14/03	389,897	40.2%	$ 0.01	2/14/13	$144,262	(3)
Oliver G. Brewer III	7/31/03	479,110	49.4%	0.01	7/31/13	234,764	(4)
Eric Logan	10/24/03	100,000	10.3%	0.01	10/24/13	57,000	(5)

(1)	All options noted are non-transferable. In each case, Mr. Brewer’s options vested in one installment on the six-month anniversary of the date of grant.
(2)

We calculated this amount using the Black-Scholes option pricing model, a complex mathematical formula that uses six different market-related factors to estimate the value of stock options.  The factors are stock price at date of grant, option exercise price, option term, risk-free rate of return, stock volatility and dividend yield.  The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period.

(3)

Using the Black-Scholes option pricing model as described in footnote (2), the options granted to Mr. Brewer in February 2003 had a value of $ 0.37 per share at December 31, 2003.  The actual value, if any Mr. Brewer realizes will depend on whether the stock price at exercise is greater than the grant price, as well as Mr. Brewer’s continued employment through the vesting period and the ten-year option term.  The following assumptions were used to calculate the Black-Scholes value for Mr. Brewer’s options:

	Stock price at date of grant	$ 0.38	Option term	Ten years
	Option exercise price	$ 0.01	Risk-free rate of return	6.0%
	Dividend yield	0%	Volatility	7.6%
(4)

Using the Black-Scholes option pricing model as described in footnote (2), the options granted to Mr. Brewer in July 2003 had a value of $ 0.49 per share at December 31, 2003.  The actual value, if any Mr. Brewer realizes will depend on whether the stock price at exercise is greater than the grant price, as well as Mr. Brewer’s continued employment through the vesting period and the ten-year option term.  The following assumptions were used to calculate the Black-Scholes value for Mr. Brewer’s options:

	Stock price at date of grant	$ 0.50	Option term	Ten years
	Option exercise price	$ 0.01	Risk-free rate of return	6.0%
	Dividend yield	0%	Volatility	7.2%
(5)

Using the Black-Scholes option pricing model as described in footnote (2), the options granted to Mr. Logan in October 2003 had a value of $ 0.57 per share at December 31, 2003.  The actual value, if any Mr. Logan realizes will depend on whether the stock price at exercise is greater than the grant price, as well as Mr. Logan’s continued employment through the vesting period and the ten-year option term.  The following assumptions were used to calculate the Black-Scholes value for Mr. Logan’s options:

	Stock price at date of grant	$ 0.58	Option term	Ten years
	Option exercise price	$ 0.01	Risk-free rate of return	6.0%
	Dividend yield	0%	Volatility	7.7%

Securities Underlying Unexercised Options at Fiscal Year End

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)			Value of Unexercised In-The-Money Options at Fiscal Year End ($ )

Name	Exercisable		Unexercisable	Exercisable		Unexercisable

Oliver G. Brewer III	1,694,897	(1)	579,110	$969,077	(2)	$340,168

(1)	330,000 of Mr. Brewer’s exercisable options maintained an exercise price in excess of the fair market value of the common stock underlying the options at December 31, 2003.
(2)	Represents 1,364,897 options that were in-the-money at December 31, 2003.

Employment Contracts and Change in Control Arrangements

B.H. Adams

      In June 2003, we entered into an employment contract with Mr. Adams, our Chairman.  The term of this employment agreement runs from January 1, 2003 to December 31, 2005, unless earlier terminated.  Mr. Adams will receive an annual base salary of $ 240,000 during the term of the agreement and is eligible for annual performance bonuses each in an amount equal to up to one-half of his annual base salary.

      The agreement may be terminated without cause either by us or by Mr. Adams upon delivery of 60 days written notice or by the mutual agreement of Mr. Adams and us.  We can terminate “for cause” if Mr. Adams (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within thirty days of written notice of the breach, (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests, or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit.  Mr. Adams can terminate “for good reason” if we (a) materially breach any material provision of the agreement without curing such breach within thirty days of written notice of the breach, (b) assign Mr. Adams any duties inconsistent in any material respect with his position or diminish Mr. Adams’ status and reporting requirements, his authority, duties, powers or responsibilities, other than an isolated incident which is remedied within thirty days notice from Mr. Adams, (c) fail to obtain an agreement to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets, or (d) reduce Mr. Adams’ total compensation, other than as the result of Mr. Adams’ failure to meet certain performance based goals established for purposes of determining incentive based compensation.  In the event that Mr. Adams’ employment is terminated by us without cause or by Mr. Adams for good reason, we will be obligated to pay (x) Mr. Adams’ base salary and (y) provide continuing coverage for all purposes for Mr. Adams and his dependents under all applicable employee benefit plans in effect at the time of such termination for one year.  In the event that Mr. Adams’ employment is terminated by us for cause or by Mr. Adams without good reason, we will be obligated to pay Mr. Adams’ accrued salary and benefits and reimburse him for any expenses already actually incurred through the date of such termination.

Oliver G. Brewer III

      In January 2002, we entered into an employment contract with Mr. Brewer, our President and Chief Executive Officer.  The term of this employment agreement runs from January 1, 2002 through December 31, 2004, unless earlier terminated.  Mr. Brewer will receive an annual base salary of at least $ 250,000 during the term of the agreement and is eligible for semi-annual performance bonuses each in an amount equal to up to one-half of Mr. Brewer’s annual base salary then in effect.

      The employment agreement also provides for awards of our common stock or options to purchase our common stock, subject to proper authorization from our Board of Directors and compliance with all applicable laws and regulations, in the following manner and amounts:

      Calendar Year 2002

      Retention Related Grants.  On January 16, 2002, we granted to Mr. Brewer options to purchase 975,000 shares of our common stock under our 2002 Equity Incentive Plan.  These options vested on July 16, 2002, six months after the date of grant.

     Performance Related Grants.  On February 14, 2003, we granted to Mr. Brewer options to purchase 389,897 shares of our common stock under our 2002 Equity Incentive Plan.  These options vested on August 14, 2003, six months after the date of grant.

     Calendar Year 2003

     Retention Related Grants.  On July 31, 2003, we granted to Mr. Brewer options to purchase 479,110 shares of our common stock under our 2002 Equity Incentive Plan.  These options vested on January 31, 2004.

     Performance Related Grants.  On January 15, 2004, we granted to Mr. Brewer options to purchase 266,775 shares of our common stock.  These options will vest on July 15, 2004, six months after the date of grant.

     Calendar Year 2004

     Retention Related Grants.  No later than July 31, 2004, we will grant to Mr. Brewer options to purchase our common stock in an amount equal to one and four tenths percent of our common stock calculated on a fully diluted basis and at an option price of one cent per share, to vest six months after the date of grant.

     Performance Related Grants.  We will grant to Mr. Brewer options to purchase shares of our common stock no later than January 31, 2005, to vest within six months of the date of grant at an exercise price of one cent per share in an amount equal to one percent of our common stock calculated on a fully diluted basis if we achieve specific internal financial goals set by our Board of Directors for 2004.

     The agreement may be terminated without cause either by us (a “termination without cause”) or by election of Mr. Brewer upon our failure to set internal financial goals, or by Mr. Brewer (a “termination without good reason”) upon delivery of 60 days written notice, or by the mutual agreement of Mr. Brewer and us.   We can terminate “for cause” if Mr. Brewer (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within thirty days of written notice of the breach, (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests, or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit.  Mr. Brewer can terminate “for good reason” if we (a) materially breach any material provision of the agreement without curing such breach within thirty days of written notice of the breach, (b) assign Mr. Brewer any duties inconsistent in any material respect with his position or diminish Mr. Brewer’s status and reporting requirements, his authority, duties, powers or responsibilities, other than an isolated incident which is remedied within thirty days notice from Mr. Brewer, (c) fail to obtain an agreement to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets, (d) reduce Mr. Brewer’s total compensation, other than as the result of Mr. Brewer’s failure to meet certain performance based goals established for purposes of determining incentive based compensation, or (e) relocate our principal offices to a location more than 75 miles from Plano, Texas.

     In the event that either we terminate the employment agreement without cause or Mr. Brewer terminates for good reason, then Mr. Brewer will be entitled to (a) his annual base salary and all benefits provided to Mr. Brewer and his dependants for a period of one year after the later of the date of termination or the expiration of the notice period, (b) all non-performance based stock options that Mr. Brewer was potentially eligible to receive during the calendar year in which the termination occurred, pro rated, with such options being vested at the time of termination, (c) immediate vesting of any unvested performance based stock options granted to Mr. Brewer, and (d) the pro-rated portion of any semi-annual bonuses for which Mr. Brewer was potentially eligible in the calendar year of termination, paid as if we had achieved our internal financial goals for that period.

     Mr. Brewer may also terminate the agreement in the event of our failure to set certain internal financial goals.  In the event that we fail to set internal financial goals or in the event that we terminate Mr. Brewer’s employment with cause or that Mr. Brewer terminates his employment without good reason, Mr. Brewer will be entitled to receive his accrued salary and benefits through the date of termination, reimbursements for expenses actually incurred, and benefits under any benefit and indemnification plans for Mr. Brewer or his dependants through the date of termination and any continuing coverage as required by law.

Eric T. Logan

     We have entered into a Change of Control Agreement with Mr. Logan, our Chief Financial Officer.  The Change of Control Agreement provides that Mr. Logan shall be entitled to certain compensation and benefits upon a qualifying event.  Generally, qualifying events include termination of employment upon our sale, change of control (as defined), or upon certain restructuring events.  The compensation and benefits include (i) payment of earned and unpaid compensation, (ii) payment of “base salary” for a period of nine months after the qualifying event, (iii) continued substantially equal medical benefits for six months after the qualifying event, (iv) the immediate vesting of any stock options granted and 120 days after such vesting to exercise those options.  Termination for “cause” is not a qualifying event, and for purposes of the Change of Control Agreement, “cause” is defined to mean (i) the admission or conviction of a felony, (ii) the commission of an act of dishonesty in the course of duties, (iii) repeated disregard of policy directives, (iv) failure to satisfactorily perform assigned duties, or (v) breach of fiduciary responsibilities or fiduciary duties as an employee.

Certain Relationships and Related Transactions

          Two adult children of our Chairman, Mr. B.H. Adams, are employees of Adams Golf.  Edwin Adams serves as our General Counsel.  In 2003, Mr. Edwin Adams received an annual base salary of $ 125,000 and a performance bonus of $ 30,625.  Ms. Cindy Adams-Herington holds the position of Vice President, Advertising and Marketing and received an annual base salary in 2003 of $ 144,129 and a performance bonus of $ 70,679. Neither Edwin Adams nor Cindy Herington has employment contracts or change of control arrangements with us.

Compensation Committee Interlocks and Insider Participation

     During 2003, the Compensation Committee consisted of Messrs. Mulvoy and Patchin.  Neither of these individuals has served as one of our officers or employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

     The Compensation Committee of the Board of Directors establishes and administers our executive compensation programs.  The full Board of Directors of Adams Golf reviews the Committee’s recommendations and approves the salaries of all elected officers, including the “Named Executive Officers” who appear in the Summary Compensation Table on page 10.  The Committee reviews salary recommendations for executive officers and is responsible for all other elements of executive compensation, including annual and long-term incentive awards.

     Our goal is to attract, retain and reward a highly competent and productive employee group.  To do so, both the Compensation Committee and the Board of Directors, as a whole, have determined that it is in our best interests to provide a total compensation package that competes favorably with those offered within the sports equipment industry and geographic areas in which Adams Golf operates.

     Our current compensation package consists of three basic components: base salary, bonus awards under the Management Incentive Plan, and stock option grants under our 2002 Equity Incentive Plan.  Executive officer salary adjustments are determined by a subjective evaluation of the individual’s performance and our financial and operational performance.  Although we do not utilize any formal mathematical formulae or objective thresholds (except in the case of awards under our Management Incentive Plan) particular attention is given to the operating results of Adams Golf.  We believe that specific formulae restrict flexibility and are too rigid at this stage of our development.

     Base Salary.  The base salary policy provides for compensation at competitive levels.  Increases in executive base salary are awarded for individual and overall company performance and generally reflect established merit increase guidelines applicable to all salaried employees.

     Management Incentive Plan.  The Management Incentive Plan provides the potential for semi-annual incentives.  The plan was designed to create an incentive for key employees, including our Chief Executive Officer, other Named Executive Officers, and management employees who are in a position to contribute to, and therefore influence, our annual financial performance.   Under the plan, we set semi-annual target objectives for overall company performance.  In 2003, we met our target objectives for both the first and second six months of the year.

     Stock Incentive Plan.  The purpose of our stock incentive plan is to further align employees’ interests with our long-term performance; and therefore, the long-term interests of our stockholders.  Options are granted to employees who are in the position to influence business results.  The options vest either in 25% increments on the first, second, third and fourth anniversaries of the grant date or at 100% on the six-month anniversary of the date of grant.

2003 Company Performance

     In 2003 our diluted income per common share was $ 0.08 compared to 2002 diluted loss per common share of $ 0.40.  Net revenues increased to $ 50.9 million in 2003 compared to $ 37.9 million in 2002.  The net income for 2003 was $ 2.0 million as compared to a net loss in 2002 of $ 8.9 million.

     During 2003, we introduced four new product lines, namely the Redline Drivers, Redline Fairway Woods, Idea A1 Hybrid and Idea A1 Pro Hybrid Irons.  Our annual revenue increased more than 34% while operating expenses decreased 12% as a percentage of net sales resulting in net income of approximately $ 2 million.

2003 Executive Compensation

     No base salary adjustments were made for our executive officers in 2003.  A stock option grant award was given to Eric Logan in October 2003.

2003 Chief Executive Compensation

     The compensation of our President and Chief Executive Officer, Mr. Brewer, is described on pages 12 through 14.

Company Policy on Qualifying Compensation

     We have reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended, which disallows a tax deduction for compensation to an executive officer in excess of $ 1.0 million per year.  We do not anticipate that compensation subject to this threshold will be paid to any executive in the foreseeable future.

     We intend to periodically review the potential consequences of Section 162(m) and may in the future structure the performance-based portion of our executive officer compensation to comply with certain exemptions provided in Section 162(m).

    The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Compensation Committee during 2003.

The Compensation Committee

Mark R. Mulvoy	Stephen R. Patchin

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors and operates under a written charter adopted by the Board of Directors.  A copy of our charter is attached as Appendix A to this proxy statement.

     Messrs. Mulvoy and Rogers currently serve as our Audit Committee members for fiscal year 2004.  Each of these directors satisfies the independence requirements established for Audit Committee members under the Nasdaq Stock Exchange Listing Standards.

     Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the committee reviewed the audited consolidated financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.  In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the company in general, including the matters in the written disclosures required by the Independence Standards Board, which included the auditors’ non-audit related tax work.

     The committee discussed with our independent auditors the overall scope and plans for their respective audits.  The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.  The Audit Committee held four meetings during the fiscal year 2003.

     In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.  The committee and the Board have also recommended the dismissal of our previous independent auditors, KPMG LLP, and the selection of KBA Group LLP as our independent auditors for fiscal year 2004.

The Audit Committee

Mark R. Mulvoy	Robert D. Rogers

In accordance with the rules of the Securities and Exchange Commission, the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to the

Commission’s Regulation 14A, other than as provided in the Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, or the Securities Exchange Act of 1934.

PERFORMANCE GRAPH

     The following performance graph compares the performance of our common stock to the Standard and Poor’s Small Cap 600 index and an industry peer group, selected in good faith, for the period from December 31, 1998, through December 31, 2003.  The graph assumes that the value of the investment in our common stock and each index was $ 100 at December 31, 1998 and that all dividends were reinvested. We have paid no dividends.  Performance data is provided for the last trading day closest to year end for each 1999, 2000, 2001, 2002, and 2003.

COMPARISON OF CUMULATIVE TOTAL RETURNS
Assumes Initial Investment of $100
December 2003

Company	December 1998	December 1999	December 2000	December 2001	December 2002	December 2003

Adams Golf, Inc.	$100	$40	$10	$9	$6	$17
S&P Small Cap 600	100	112	126	134	114	159
Peer Group (1)	100	172	184	182	126	164

(1)	Peer group consists of Callaway Golf Company, Aldila, Inc. and Coastcast Corp.

     On May 22, 2003, our securities were no longer eligible for listing with the Nasdaq Stock Market.  Our stock is now listed and traded on the OTC Bulletin Board (OTCBB) under the symbol “ADGO”.  The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for eligible securities.

     The effect of delisting from the Nasdaq Stock Market could adversely affect the ability or willingness of investors to purchase our common stock, which, in turn, would likely severely negatively affect the market liquidity of our securities.  Given the current market price for our common stock and the state of the capital markets generally, we do not expect that we would be able to raise funds through the issuance of our capital stock.

ITEM 2.
RATIFICATION OF KBA GROUP LLP AS INDEPENDENT AUDITORS

     The Audit Committee of our Board of Directors determined on March 15, 2004 to appoint KBA Group LLP to serve as our independent auditors for the fiscal year ending December 31, 2004.  KPMG LLP served as our independent auditors for the fiscal years ended December 31, 2003 and 2002.  On March 15, 2004, the Audit Committee approved the dismissal of KPMG as our independent auditors.  These actions were also approved by our Board of Directors on March 15, 2004.

     KPMG’s audit reports on our consolidated financial statements as of and for each of the years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  In connection with the audits of the two fiscal years ended December 31, 2003 and 2002, and the subsequent interim period through March 19, 2004, there were no disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with KPMG’s reports on our consolidated financial statements for such years.  There were no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K during the years ended December 31, 2003 and 2002 and through the date hereof.

     We provided KPMG with a copy of the foregoing disclosures.  We requested that KPMG provide a response letter, addressed to the Securities and Exchange Commission, stating whether it agreed with the statements we made in response to Item 304(a) of Regulation S-K and, if not, stating the aspect in which it does not agree.

We included a copy of KPMG’s response letter with our SEC filing on Form 8-K dated March 22, 2004.

     During the years ended December 31, 2003 and 2002 and through the date hereof, we did not consult KBA with respect to (i) the application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor was any written or oral advice provided that KBA concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or final reporting issue, or (ii) any matter which was either the subject of disagreement with KPMG, the prior certifying account, or a reportable event.

     We are submitting the appointment of KBA to stockholders to obtain your ratification. Representatives of KBA will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.  We do not expect representatives of KPMG, our auditors for the year ended December 31, 2003, to attend the meeting.

     We recommend a vote FOR the ratification of KBA as our independent auditors for the current fiscal year.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     Our By-laws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements.  With respect to stockholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the secretary of Adams Golf c/o Adams Golf, Ltd. at 2801 E. Plano Parkway, Plano, Texas 75074 setting forth certain information about the stockholder and all persons acting in concert with him or her, including the following information:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the Annual Meeting;

•	the names and addresses of the supporting stockholders;

•	the class and number of shares of our stock that are beneficially owned by such persons; and

•	any material interest of such persons in the matter presented.

The notice must be delivered to the secretary (1) at least 90 days before any scheduled meeting or (2) if less than 100 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

     A stockholder may recommend a nominee to become a director of Adams Golf by giving the secretary (at the address set forth above) a written notice setting forth certain information, including:

•	the name, age, business and residence address of the person intended to be nominated;

•

a representation that the nominating stockholder is in fact a holder of record of Adams Golf common stock entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified;

•	a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination;

•	any other information about the nominee that must be disclosed in the proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934; and

•	the nominee’s written consent to serve, if elected.

     Such nominations must be made pursuant to the same advance notice requirements for stockholder proposals set forth in the preceding paragraph.  Adams Golf plans to hold its annual meetings on the third Wednesday in May of each year.  Accordingly, our 2005 Annual Meeting of Stockholders is currently scheduled for May 18, 2005.  Copies of our By-laws are available upon written request made to the secretary of Adams Golf at the above address.  The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Adams Golf’s proxy materials for a meeting of stockholders.  The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our By-laws.

Our stockholders may communicate directly with members of our Board of Directors.  For direct communication with any member of Adams Golf’s Board, please send your communication in a sealed envelope addressed to the applicable director inside of another envelope addressed to Ms. Patty Walsh, Director of Investor Relations, Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074.  Ms. Walsh will forward such communication to the indicated director.

Appendix A

ADAMS GOLF, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
(Last Updated April 1, 2004)

I.     Audit Committee Purpose.

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

•	Make recommendations to the full Board of Directors with respect to the Company's independent auditors:

•	Meet periodically with our independent auditors to review the general scope of audit coverage;

•	Monitor the Company's policies and procedures designed to improper conflicts of interests;

•	Monitor the integrity of the Company's financial reporting and systems of internal controls regarding finance, and legal compliance;

•	Monitor the independence and performance of the Company's auditors; and

•	Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall at all times have direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings.

     The Audit Committee shall be comprised of two or more directors as determined by the Board.  All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Audit Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III.     Audit Committee Responsibilities and Duties.

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with management, the independent auditors should consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly and annual financial results prior to the release of earnings and/or prior to filing or distribution of the Company's financial statements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see Item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

8. Review the independent auditors audit plan; discuss scope, staffing, locations, reliance upon management, and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

11. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

Internal Audit Department and Legal Compliance

12. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

13. Review the appointment, performance, and replacement of the senior internal audit executive.

14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

Revised:  April 1, 2004

2801 East Plano Parkway
Plano, Texas 75074
(972) 673-9000

Directions to Adams Golf’s Annual Meeting of Stockholders

From DFW Airport:  Proceed to North exit from terminal.  After the tollbooth, stay left to enter Hwy. 121 North.  Stay right on Hwy. 121 for a short distance to Hwy. 635 East exit.  Follow Hwy. 635 east to Hwy. I-75 North.  Follow I-75 north approximately six miles to the Plano Parkway exit.  Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Adams Golf is located on the left (north) side of Plano Parkway.

From Love Field:  Exit Love Field and turn left on Mockingbird Lane.  Proceed to North Dallas Tollway, go left (north) to the Hwy. 635 exit.  Follow Hwy. 635 east to Hwy. I-75 North.   Follow I-75 north approximately six miles to the Plano Parkway exit.  Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection.  Our offices are located on the left (north) side of Plano Parkway.

Annual Report

The 2003 Annual Report accompanies this Proxy Statement. We will provide without charge upon written request, to any person receiving a copy of this proxy statement, a copy of Adams Golf’s 2003 Form 10-K report, including the audited consolidated financial statements and the financial statement schedules thereto. These requests should be addressed to Ms. Patty Walsh, Director of Investor Relations c/o Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, Texas 75074, (972-673-9000).

We are delivering one copy of this Proxy Statement and the accompanying Annual Report to households even when multiple stockholders share the same address unless we have received instructions to the contrary from one of these stockholders.  Upon a written or verbal request from a stockholder at a shared address, we will deliver a separate copy of this proxy statement and Annual Report, including the audited consolidated financial statements and the financial statement schedules thereto and will deliver separate copies of any future Proxy Statement or Annual Report if desired.  Such a request may be made by contacting Ms. Patty Walsh, Director, Investor Relations, c/o Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, TX 75074 (972-673-9000).